FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

INTERNATIONAL SPEEDWAY CORPORATION AMENDS AND EXTENDS ITS
$300 MILLION CREDIT FACILITY

DAYTONA BEACH, Fla. - September 28, 2016 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) (“ISC”) announced that it has amended and extended its $300 million revolving credit facility (the "Facility") provided by multiple lenders. The amendment extends the final maturity of the facility from November 2017 to September 2021. The Facility can continue to be utilized for general corporate purposes, including external growth opportunities.
The terms on the Facility are comparable to previous terms, including price grid ranging from LIBOR + 1.00% to LIBOR + 1.625%, depending on the better of ISC's debt rating as determined by Standard & Poor's or the Company's leverage ratio. The current pricing is LIBOR + 1.250%, based on the Company’s most recent leverage ratio. Fees for the Facility are comparable to the previous Facility. The amended Facility also includes two one-year extension options.
Daniel W. Houser, ISC Executive Vice President and Chief Financial Officer, said, "We appreciate the continuing support of our lending group, which is an endorsement of the Company's strength. Maintaining a solid financial position, we are able to take advantage of the favorable market conditions as they arise. We remain encouraged with the fundamentals of our industry and will continue to invest in our business as we execute our growth strategy."
The Facility is jointly led by Wells Fargo Securities, LLC (“Wells Fargo”) and Fifth Third Bank (“Fifth Third”). Wells Fargo Bank, N.A. will continue to serve as Administrative Agent and Bank of America, N.A. will serve as Documentation Agent. Wells Fargo and Fifth Third acted as Joint Bookrunners for the Facility, which was syndicated to a select group of lenders including: J.P. Morgan Securities, LLC; SunTrust Robinson Humphrey, Inc.; and U.S. Bank N.A.
International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan

International Speedway® located outside Detroit; Richmond International Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; Phoenix International Raceway® in Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company has a 50.0 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

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